Exhibit 11
AmSurg Corp.
Earnings Per Share
For the Three Months Ended March 31, 2008 and 2007
The following is a reconciliation of the numerator and denominators of basic and diluted earnings per share (in thousands, except per share amounts):

			Per
	Earnings	Shares	Share
	(Numerator)	(Denominator)	Amount
For the three months ended March 31, 2008:
Net earnings from continuing operations per common share (basic)	$11,678	31,298	$0.37
Effect of dilutive securities options	—	492

Net earnings from continuing operations per common share (diluted)	$11,678	31,790	$0.37

Net earnings per common share (basic)	$11,706	31,298	$0.37
Effect of dilutive securities options	—	492

Net earnings per common share (diluted)	$11,706	31,790	$0.37

For the three months ended March 31, 2007:
Net earnings from continuing operations per common share (basic)	$10,079	30,046	$0.34
Effect of dilutive securities options	—	459

Net earnings from continuing operations per common share (diluted)	$10,079	30,505	$0.33

Net earnings per common share (basic)	$10,277	30,046	$0.34
Effect of dilutive securities options	—	459

Net earnings per common share (diluted)	$10,277	30,505	$0.34